EXHIBIT 1


                          CERTIFICATE OF DESIGNATIONS

                                       OF

                   5.25% SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                        MANUFACTURERS' SERVICES LIMITED

                                      ****

     Manufacturers' Services Limited, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as that pursuant to authority conferred upon the Board of Directors of the Corporation by the Second Restated Certificate of Incorporation of the Corporation and pursuant to the Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors at a meeting duly held adopted the following resolution on March 12, 2002:

     RESOLVED, that the Corporation is authorized to issue 1,030,000 shares of 5.25% Series A Convertible Preferred Stock, par value $0.001 per share ("Series A Preferred Stock"), with the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as set forth on Annex II.


                                                                       Annex II

          Section 1. Ranking. Each share (a "Share") of Series A Preferred Stock shall have preferences, limitations and relative rights identical with each other; and all Shares of Series A Preferred Stock shall have such preferences and relative rights expressly provided in this Annex II. The Series A Preferred Stock shall rank prior to the Senior Preferred Stock of the Corporation.

          Section 2. Designation of the Number of Shares. There shall be a series of Preferred Stock consisting of 1,030,000 shares that shall be designated as "5.25% Series A Convertible Preferred Stock". The Series A Preferred Stock shall be entitled to dividends when, as and if declared pursuant to Section 3 hereof, shall be entitled to a preference in liquidation as provided in Section 4 hereof, shall be redeemable as provided in Section 5, shall be convertible as provided in Section 6 hereof, and shall be entitled to vote as provided in Section 7 hereof.

          Section 3. Dividends.

          (a) To the extent permitted under the Delaware General Corporation Law, the Corporation will pay preferential dividends to the holders of the Series A Preferred Stock


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     as provided in this Section 3. Except as otherwise provided herein, dividends on each Share will accrue at a rate of 5.25% per annum (the "Dividend Rate") of the Liquidation Value (as defined) thereof from and including the Date of Issuance (as defined) of such Share to and including the date on which the Liquidation Value (plus all accrued and unpaid dividends thereon) of such Share is paid in full. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall accrue on a daily basis and shall be computed on the basis of a 360 day year comprised on twelve 30-day months. The date on which the Corporation initially issues any Share shall be deemed to be its "Date of Issuance" regardless of the number of times a transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

          (b) All accrued and unpaid dividends on each Share shall be paid on each Dividend Reference Date (as defined), and shall be paid, at the election of the Corporation, in cash or in shares of the common stock, par value $.001 per share, of the Corporation (the "Common Stock") and except to the extent paid in cash or shares of Common Stock, such dividends will accumulate on each such Dividend Reference Date. The Corporation shall only have the right to elect to pay a dividend in shares of Common Stock if, on the applicable Dividend Reference Date, (i) the sale of the shares of Common Stock issuable in connection with such payment by the holders is covered by an effective registration statement or such shares may be sold pursuant to Rule 144(k) under the Securities Act and (ii) the shares of Common Stock to be issued in connection with such payment have been approved for listing, subject to official notice of issuance, on a national securities exchange, the Nasdaq National Market or the Nasdaq Small Cap Market. If the Corporation elects to pay a dividend in shares of Common Stock, each share of Common Stock will be valued at 95% of Market Value (as defined) as of the Dividend Reference Date for purposes of determining the number of shares of Common Stock issuable in connection with such payment. If the Corporation elects to pay a dividend in shares of Common Stock, the Corporation shall mail written notice of such election to the record holders of Series A Preferred Stock at least 20 business days prior to each Dividend Reference Date. Notwithstanding the foregoing, the Company may elect not to pay a quarterly dividend due under this Section 3, no more than two times in any 24 month period and such dividends will accumulate instead. If and whenever, at any time or times, dividends on the outstanding Shares shall not have been paid in an aggregate amount equal to two full quarterly dividends thereon in accordance with the provisions of Section 3(a) the Corporation shall pay such accumulated dividends in shares of Common Stock, and each share of Common Stock will be valued at 95% of Market Value as of the Dividend Reference Date for the third such quarterly dividend. No fractional shares of Common Stock shall be issued upon payment of a dividend in shares of Common Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, such fraction shall be rounded up or down to the nearest whole share. The Corporation covenants that all shares of Common Stock that may be issued upon payment of a dividend on the Series A Preferred Stock will upon issue be fully paid


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     and nonassessable and free of all taxes, liens and charges for the issue thereof. As used herein, "Market Value" as of any date means the average closing price of the Common Stock for the ten consecutive trading days ending two business days prior to such date on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not so listed or admitted to trading, the average of the per share closing bid price and per share closing asked price for the ten trading days preceding such date as quoted on the National Association of Securities Dealers Automated Quotation System, including without limitation the OTC Bulletin Board ("NASDAQ"), or such other market in which such prices are regularly quoted, or, if the Common Stock is not then quoted by NASDAQ, the Market Price shall be determined by agreement between the Corporation and holders of Series A Preferred Stock outstanding at the time of such determination representing more than 50% of the number of shares of Common Stock into which each share of Series A Preferred Stock is then convertible in accordance with Section 6.

          (c) Dividend Reference Date. The accrued dividends will be payable March 31, June 30, September 30 and December 31 of each year commencing on September 30, 2002 (the "Dividend Reference Dates") to the record holders of Series A Preferred Stock at the close of business on the date that is 10 business days immediately preceding the applicable Dividend Reference Dates of each year. To the extent all accrued dividends are not paid on the Dividend Reference Dates, all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date will be accumulated and shall remain accumulated dividends with respect to such Share until paid.

          (d) If at any time the Corporation elects to pay less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment will be distributed among the holders of the Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the Share of Series A Preferred Stock held by each such holder, and any amounts of such dividends remaining thereafter shall be accumulated and shall remain accumulated dividends with respect to such Share until paid.

          Section 4. Liquidation Preference.

          (a) In the event of a dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary), but before any distribution to the holders of Common Stock or any other class or series of the Corporation's then outstanding capital stock ranking in any such event junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock then outstanding shall be entitled to receive, and the Corporation shall pay, the following amounts out of assets of the Corporation legally available for distribution to the stockholders, whether such assets are capital, surplus or earnings:

               The holders of the Series A Preferred Stock shall receive an amount per Share equal to the Liquidation Value (plus all accrued and unpaid dividends


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          thereon, it being understood that such amount shall be calculated by including dividends accruing to the actual date of such dissolution, liquidation or winding up, as the case may be, rather than the most recent Dividend Reference Date); provided however, that if the assets to be distributed to the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Liquidation Value (plus all such accrued and unpaid dividends thereon), then all of the assets of the Corporation to be distributed to the holders of the Series A Preferred Stock shall be distributed ratably to the holders of the Series A Preferred Stock.

          As used herein, the term "Liquidation Value" means an amount initially equal to $50.00 per Share, subject to appropriate adjustment for any stock dividend, stock split, recapitalization or consolidation of or on the Series A Preferred Stock.

          (b) Notwithstanding the foregoing, each holder of Series A Preferred Stock may elect to receive, in the event of a dissolution, liquidation or winding up of the Corporation (whether voluntary or involuntary), in lieu of the amount described in Section 4(a) above, the amount that would be distributed to such holder if such holder's Shares had been converted into shares of Common Stock in accordance with Section 6 immediately prior to such distribution.

          (c) After the payment of the amounts required to be paid to the holders of Series A Preferred Stock upon the liquidation, dissolution or winding up of the Corporation pursuant to this Section 4, the outstanding Shares shall be deemed to have been redeemed and shall be cancelled and shall no longer be deemed to be issued and outstanding and the holders of the Series A Preferred Stock shall not be entitled to any further right or claim.

          (d) A Change in Control (as defined) of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4 and in the event there is a Change of Control on or before March 14, 2004, the amount to which a holder would be entitled under Section 4(a) above shall be deemed to be an amount equal to
     (i) 105% of the Liquidation Value plus (ii) all accrued and unpaid dividends thereon, it being understood that such amount shall be calculated by including dividends accruing to the actual date of such dissolution, liquidation or winding up, as the case may be, rather than the most recent Dividend Reference Date. As used herein, "Change in Control" means (A) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary as a result of which the Company becomes a holding company) or (B) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including without limitation, any reorganization, merger or consolidation of the Corporation with any other person (other than a wholly-owned subsidiary of the Corporation)) unless the Corporation's stockholders of record immediately prior to such transaction will immediately after such transaction hold at least 50% of the voting power of the Corporation.


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          Section 5. Redemption.

          (a) On March 14, 2007 (the "Scheduled Redemption Date") the Corporation will redeem all issued and outstanding Shares, at a price per Share equal to the Liquidation Value thereof plus all accrued and unpaid dividends thereon, including dividends accruing to the Scheduled Redemption Date (the "Redemption Price"), which amount shall be payable, at the election of the Corporation, in cash or shares of Common Stock. The Corporation shall only have the right to elect to pay the Redemption Price in shares of Common Stock if, on the Scheduled Redemption Date, (i) the sale of the shares of Common Stock issuable in connection with such redemption by the holders is covered by an effective registration statement or such shares may be sold pursuant to Rule 144(k) under the Securities Act and (ii) the shares of Common Stock to be issued in connection with such redemption have been approved for listing, subject to official notice of issuance,on a national securities exchange, the Nasdaq National Market or the Nasdaq Small Cap Market. If the Corporation elects to pay the Redemption Price in shares of Common Stock, each share of Common Stock will be valued at 95% of Market Value as of the Scheduled Redemption Date for purposes of determining the number of shares issuable in connection with such payment. If the Corporation elects to pay the Redemption Price in shares of Common Stock, the Corporation shall mail written notice of such election to the record holders of Series A Preferred Stock at least 20 business days prior to the Scheduled Reference Date. No fractional shares of Common Stock shall be issued upon payment of the Redemption Price, and in lieu of any fractional shares to which the holder would otherwise be entitled, such fraction shall be rounded up or down to the nearest whole share. The Corporation covenants that all shares of Common Stock that may be issued upon a redemption of the Series A Preferred Stock will upon issue be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

          (b) No Share is entitled to any dividends accruing after the date on which the Redemption Price of such Share is paid in full (the "Redemption Date"). On such Redemption Date all rights of the holder of such Share as a holder will cease, and such Share will be canceled and will not be reissued, sold or transferred.

          Section 6. Conversion.

          (a) Each Share shall be convertible into Common Stock, at the then applicable Conversion Price (as hereinafter defined), at any time and from time to time, at the option of the holder thereof in accordance with this
     Section 6(a) without the need for the payment of any additional cash consideration. Before any holder of Series A Preferred Stock shall be entitled to convert such stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor (or in the case of any lost, stolen or destroyed certificate or certificates the delivery of an affidavit to that effect accompanied by any indemnity bond, in each case, reasonably required by the Corporation), duly endorsed, to the Corporation and shall give written notice, duly executed, to the Corporation of such election to convert the same and shall state the number of shares of Series A Preferred Stock being converted. Such conversion shall be


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     deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the Shares to be converted, and the holder of such Shares shall be treated for all purposes as the record holder of such shares of Common Stock on such date (such date, the "Conversion Date"). If a holder of Series A Preferred Stock elects to convert any of such holder's Shares into Common Stock on or before December 14, 2002, such holder shall also be entitled to receive, and the Corporation shall pay, upon conversion of such holder's Shares, an amount equal to three quarterly dividends to be paid pursuant to Section 3 per Share, less the amount of any dividends actually paid per Share prior to the Conversion Date (the "Optional Make Whole Payment").
     The Optional Make Whole Payment may be paid, at the Corporation's election, in cash or shares of Common Stock. The Corporation shall only have the right to elect to pay the Optional Make Whole Payment in shares of Common Stock if, on the Conversion Date, (i) the sale of the shares of Common Stock issuable in connection with such Optional Make Whole Payment by the holders is covered by an effective registration statement or such shares may be sold pursuant to Rule 144(k) under the Securities Act and
     (ii) the shares of Common Stock to be issued in connection with such Optional Make Whole Payment have been approved for listing, subject to official notice of issuance, on a national securities exchange, the Nasdaq National Market or the Nasdaq Small Cap Market. If the Corporation elects to pay the Optional Make Whole Payment in shares of Common Stock, each share of Common Stock will be valued at 95% of Market Value as of the Notice Date for purposes of determining the number of shares issuable in connection with such payment. The Corporation shall deliver a notice within five (5) business days of receiving written notice from such holder of Series A Preferred stock of its election to convert such Shares specifying whether the Optional Make Whole Payment, if any, is to be paid in cash or in shares of Common Stock.

          (b) The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock is referred to herein as the "Conversion Price," and shall be determined in accordance with this
     Section 6. Each Share shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the "Original Price" of each Share by the Conversion Price applicable to such series in effect at the time of conversion without the payment of additional cash consideration. The "Original Price" of each Share shall be $50.00. The initial Conversion Price for each Share shall be $6.4350, subject to adjustment as set forth at Section 6(d) below.

          (c) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, payment of the Optional Make Whole Payment, if any, or payment of the Make Whole Payment (as defined), if any, if such payment is made in shares of Common Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, such fraction shall be rounded up or down to the nearest whole share.

          (d) The Conversion Price shall be subject to adjustment at any time or from time to time as provided herein:


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               (i) In case the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which (A) the numerator shall be the number of shares of Common Stock outstanding at the close of business on the Record Date (as defined) fixed for such determination and (B) the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction in the Conversion Price to become effective immediately after the opening of business on the day following the Record Date. If any dividend or distribution of the type described in this Section 6(d)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.

               (ii) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (iii) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined) on the Record Date fixed for the determination of shareholders entitled to receive such rights or warrants, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect at the opening of business on the date after such Record Date by a fraction of which (A) the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Record Date plus the number of shares that the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price, and of which (B) the denominator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Record Date plus the total number of additional shares of Common Stock so offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date fixed for determination of shareholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered pursuant to such rights or


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          warrants, upon the expiration or termination of such rights or warrants the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. In the event that such rights or warrants are not so issued, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Corporation's Board of Directors.

               (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock of the Company (other than any dividends or distributions to which Section 6(d)(i) hereof applies) or evidences of its indebtedness or other assets (including securities, but excluding (A) any rights or warrants referred to in Section 6(d)(iii) hereof and (B) dividends and distributions paid exclusively in cash (except as set forth in Section 6(d)(v) and (vi) hereof, (the foregoing hereinafter in this Section 6(d)(iv) called the "Additional Securities")), unless the Corporation elects to reserve such Additional Securities for distribution to the holders of Series A Preferred Stock upon conversion thereof so that any such holder converting shares of Series A Preferred Stock will receive upon such conversion, in addition to the shares of Common Stock to which such holder is entitled, the amount and kind of such Additional Securities which such holder would have received if such holder had converted its shares of Series A Preferred Stock into Common Stock immediately prior to the Record Date for such distribution, in each such case, the Conversion Price shall be reduced so that the same shall be equal to the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction of which (x) the numerator shall be the Current Market Price on such date less the fair market value (as determined in good faith by the Corporation's Board of Directors, whose determination shall be conclusive) on such date of the portion of the Additional Securities so distributed applicable to one share of Common Stock and (y) the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Additional Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Series A Preferred Stock shall have the right to receive upon conversion of a share of Series A Preferred


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          Stock, the amount of Common Stock such holder would have received had such holder converted such share immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared. If the Corporation's Board of Directors determines the fair market value of any distribution for purposes of this Section 6(d)(iv) by reference to the actual or when issued trading market for any securities comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the "Reference Period") used in computing the Current Market Price pursuant to Section 6(d)(vi) hereof to the extent possible, unless the Corporation's Board of Directors determines in good faith that consideration of the fair market value during the Reference Period would not be in the best interest of the holders of Series A Preferred Stock.

          In the event that the Corporation implements a new shareholder rights plan, such rights plan shall provide that, upon conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock will receive, in addition to the Common Stock issuable upon such conversion, the rights issued under such rights plan (as if the holder had converted the Series A Preferred Stock prior to implementing the rights plan and notwithstanding the occurrence of an event causing such rights to separate from the Common Stock at or prior to the time of conversion). Any distribution of rights or warrants pursuant to a shareholder rights plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants for the purposes of this Section 6(d)(iv).

          Rights or warrants distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(d)(iv) (and no adjustment to the Conversion Price under this Section 6(d)(iv) will be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different securities, evidences of indebtedness or other assets or entitle the holder to purchase a different number or amount of the foregoing or to purchase any of the foregoing at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and record date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Price under this Section 6(d)(iv),


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          (x) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (y) in the case of such rights or warrants all of which shall have expired or been terminated without exercise, the Conversion Price shall be readjusted as if such rights and warrants had never been issued.

          For purposes of this Section 6(d)(iv) and Sections 6(d)(i) and (iii) hereof, any dividend or distribution to which this Section 6(d)(iv) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock to which Sections 6(d)(i) or 6(d)(iii) hereof applies (or both), shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants other than such shares of Common Stock or rights or warrants to which
          Section 6(d)(iii) hereof applies (and any Conversion Price reduction required by this Section 6(d)(iv) with respect to such dividend or distribution shall then be made) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights or warrants (and any further Conversion Price reduction required by Sections 6(d)(i) and (iii) hereof with respect to such dividend or distribution shall then be made, except (x) the Record Date of such dividend or distribution shall be substituted as "the date fixed for the determination of shareholders entitled to receive such dividend or other distribution," "Record Date fixed for such determination" and "Record Date" within the meaning of Section 6(d)(i) hereof and as "the date fixed for the determination of shareholders entitled to receive such rights or warrants," "the Record Date fixed for the determination of the shareholders entitled to receive such rights or warrants" and "such Record Date" within the meaning of Section 6(d)(iii) hereof and (y) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of Section 6(d)(i) hereof.

               (v) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed upon a merger or consolidation to which
          Section 6(e) hereof applies or as part of a distribution referred to in Section 6(d)(iv) hereof), in an aggregate amount that, combined together with (A) the aggregate amount of any other such distributions to all holders of its Common Stock made in cash within the twelve (12) months preceding the date of payment of such distribution, and in respect of which no adjustment pursuant to this
          Section 6(d)(v) has been made, and (B) the aggregate of any cash plus the fair market value (as determined by the Corporation's Board of Directors, whose determination shall be conclusive) of consideration payable in respect of any tender offer by the Corporation or any of its Subsidiaries for all or any portion of the Common Stock concluded within the twelve (12) months preceding the date of payment of such distribution exceeds ten percent (10%) of the product of the Current Market Price (determined as provided in Section 6(d)(vi) hereof) on the Record Date with respect to such distribution times the number of shares of Common Stock outstanding on such date, then, and in each such case, immediately after the close of business on such date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on such Record Date by a fraction of which (x) the numerator of which shall be equal to the Current Market Price on the Record Date less an amount equal to the quotient of (1) such combined amount and (2) the number of shares of Common Stock outstanding on the Record Date and
          (y) the denominator of which shall be equal to the Current Market Price on such date; provided, however, that in the event the portion of the cash so distributed applicable to one (1) share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder shall have the right to receive upon conversion of a share of Series A Preferred Stock, the amount of cash such holder would have received had such holder converted such share immediately prior to such Record Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

               (vi) For purposes of this Section 6(d), the following terms shall have the meaning indicated:

               "Closing Sale Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the Nasdaq National Market or New York Stock Exchange, as applicable, or, if such security is not listed or admitted to trading on such National Market or Exchange, on the principal national security exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, whose determination shall be conclusive.

               "Current Market Price" shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten (10) consecutive trading days immediately prior to the date in question; provided, however, that (A) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 6(d)(i),
               (ii), (iii), (iv) or (v) hereof occurs during such ten (10) consecutive trading days, the Closing Sale Price for each trading day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (B) if the "ex" date for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Price pursuant to Section 6(d)(i), (ii), (iii), (iv) or (v) hereof occurs on or after the "ex" date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each trading day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (C) if the "ex" date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (A) or (B) of this proviso, the Closing Sale Price for each trading day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined in good faith by the Corporation's Board of Directors in a manner consistent with any determination of such value for purposes of Section 6(d)(iv) hereof, whose determination shall be conclusive) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. The "ex" date shall be the first trading date following the event for which an adjustment to the Conversion Price is required pursuant to Section 6(d).

               "Fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's length transaction.

               "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

               (vii) No adjustment in the Conversion Price shall be required unless such adjustment would require a decrease of at least one percent (1%) in such price (and no adjustment shall increase the Conversion Price except in the case of reverse stock splits or other transactions involving a combination of shares of Common Stock); provided, that any adjustments which by reason of this Section 6(d)(vii) are not required to be made shall be carried forward and then taken into account in any subsequent adjustment; provided, further, that adjustment in the Conversion Price shall be required and made in accordance with the provisions of this Certificate of Designations, other than this Section 6(d)(vii), not later than such time as may be required in order to preserve the tax-free nature of a distribution (within the meaning of Section 305 of the United States Internal Revenue Code of 1986, as amended) to the holders of Series A Preferred Stock and/or Common Stock. All calculations under this
          Section 6 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one hundredth of a share, as the case may be. No adjustment need be made for a change in the par value or no par value of the Common Stock.

               (viii) Anything in this Section 6 to the contrary notwithstanding, the Corporation shall be entitled (but shall not be required) to make such reductions in the Conversion Price, in addition to those required by this Section 6, as the Corporation, in its discretion, shall determine in good faith to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

               (ix) To the extent permitted by applicable law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board of Directors shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive and described in a resolution of the Board of Directors. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to each record holder of Series A Preferred Stock a notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

               (x) In any case in which this Section 6(d) provides that an adjustment shall become effective immediately after a Record Date for an event, the Corporation may defer until the occurrence of such event (i) issuing to the holder of any shares of Series A Preferred Stock converted after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of any fraction pursuant to Section 6(c) hereof.

          (e) Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transactions, in each case ((i) which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock and (ii) is not a Change in Control, is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that each of the holders of Series A Preferred Stock shall thereafter have the right to acquire and receive, such shares of stock, securities or other assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred Stock immediately prior to such Organic Change. In each such case where the Series A Preferred Stock would remain outstanding after the Organic Change, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) to insure that the provisions of Section 6(d) hereof shall thereafter be applicable to the Series A Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from the consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or other assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. The provisions of this Section 6(e) shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or sales.

          (f) The Corporation may elect to convert some or all of the Shares as follows:

               (i) If at any time prior to the Scheduled Redemption Date, the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading, NASDAQ, if the Common Stock is then listed or admitted to trading on any national securities exchange or in such market system, or such other market in which such prices are regularly quoted, exceeds 150% of the then effective Conversion Price (as defined) for any 15 out of 20 consecutive trading days, and a shelf registration statement covering resales of the Common Stock issuable upon conversion of the Series A Preferred Stock is effective and available for use at all times during the period beginning thirty (30) days prior to the Notice Date (as defined below) and ending on the Required Conversion Date (as defined below), and is expected to remain effective and available for use until at least the earlier of thirty (30) days following the Required Conversion Date or the last date on which the shelf registration statement is required to be kept effective under the terms of the Registration Rights Agreement (as defined below) or such shares may be sold pursuant to Rule 144(k) under the Securities

          Act, then the Corporation may elect to convert some or all of the then issued and outstanding Shares at the then applicable Conversion Price. If the Corporation elects to convert less than all of the then issued and outstanding Shares, a pro rata portion of the Shares held by each record holder of the Series A Preferred Stock shall be converted based upon the number of Shares held by such holder and the number of Shares the Corporation has elected to convert. The "Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of March 12, 2002, among the Corporation, Robertson Stephens, Inc. and certain of the initial purchasers of the Series A Preferred Stock as such agreement may be amended, supplemented and modified from time to time.

               (ii) The Corporation will mail written notice of each conversion of Series A Preferred Stock pursuant to Section 6(f)(i) to each record holder at least 20 business days prior to the date on which such conversion is to be made (the "Required Conversion Date"). The date on which such notice is mailed is the "Notice Date." The Notice Date must be a date within ten days of the last day of the 20 consecutive trading day period referred to in Section 6(f)(i).

               (iii) If a Required Conversion Date occurs prior to September 14, 2003, the Corporation will make an additional payment with respect to the Shares converted in an amount equal to six quarterly dividends to be paid pursuant to Section 3 per Share, less the amount of any dividends actually paid per Share prior to the Required Conversion Date (such payment, the "Make Whole Payment"). The Make Whole Payment may be paid, at the Corporation's election, in cash or shares of Common Stock. The Corporation shall only have the right to elect to pay the Make Whole Payment in shares of Common Stock if, on the Required Conversion Date, (i) the sale of the shares of Common Stock issuable in connection with such Make Whole Payment by the holders is covered by an effective registration statement or such shares may be sold pursuant to Rule 144(k) under the Securities Act and (ii) the shares of Common Stock to be issued in connection with such Make Whole Payment have been approved for listing, subject to official notice of issuance, on a national securities exchange, the Nasdaq National Market or the Nasdaq Small Cap Market. If the Corporation elects to pay the Make Whole Payment in shares of Common Stock, each share of Common Stock will be valued at 95% of Market Value as of the Notice Date for purposes of determining the number of shares issuable in connection with such payment. The notice delivered by the Corporation pursuant to Section 6(f)(ii) shall specify whether the Make Whole Payment, if any, is to be paid in cash or in shares of Common Stock.

          (g) If any date shall be fixed by the Corporation as the date as of which holders of Common Stock (i) shall be entitled to receive any dividend or any distribution upon the Common Stock of the Corporation,
     (ii) shall be offered any subscription or other rights, or (iii) shall be entitled to participate in any capital reorganization, reclassification of Common Stock, consolidation, or merger, or in any liquidation, dissolution or winding up of the Corporation, the Corporation shall cause notice thereof (specifying such date) to be mailed to the holders of the Series A Preferred Stock, at the address or such holder as appears on the Corporations stock transfer ledger of receiving notice, at least 30 days prior to the date of consummation of the transaction described in the notice.

          (h) The issuance of stock certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to the exercising holder of Series A Preferred Stock for any tax for the issuance thereof. The Corporation shall not, however, be required to pay any tax that may be payable on any transfer involved in the issue and delivery of stock in any name other than that of the registered holders of Series A Preferred Stock, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

          (i) The Corporation shall at all times reserve and keep available out of its authorized but unissued stock for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series A Preferred Stock at the Conversion Price then in effect, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for this purpose.

          (j) The Corporation covenants that all shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock will upon issue be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

          (k) In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the address last provided by such holder as it appears on the Corporation's stock transfer ledger. The certificate shall set forth such adjustment or readjustment showing in detail the facts upon which such adjustment or readjustment is based including a statement of:

               (i) The adjusted or readjusted Conversion Price for the Series A Preferred Stock; and

               (ii) The number of additional shares of Common Stock and the type and amount, if any, of other property which would be received upon conversion of the adjusted or readjusted Conversion Price for the Series A Preferred Stock.

          (l) Except with the consent of the holders of two-thirds of the then outstanding shares of Series A Preferred Stock, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of all or substantially all of its assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 6 by the Corporation, but the Corporation will at all times and in good faith assist in the carrying out of all of the provisions of this Section 6.

          (m) If a holder of Series A Preferred Stock elects to convert any of such holder's Shares into Common Stock after such holder has received notice from the Corporation of the Corporation's election to convert some or all of such holder's Series A Preferred Stock pursuant to Section 6(f)(i), such holder shall also be entitled to receive, and the Corporation shall pay, upon conversion of such holder's Shares, the Make Whole Payment, if any, that the Corporation would have been required to pay such holder in connection with such conversion.

          (n) As soon as possible after a conversion has been effected pursuant to this Section 6 (but in any event within 5 business days after the applicable Conversion Date), the Corporation shall deliver to the converting holder:

               (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, or, at the holder's request, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with the Depositary Trust Company ("DTC") through its Deposit Withdrawal Agent Commission system;

               (ii) payment in cash or Common Stock of an amount equal to all accrued dividends with respect to each Share converted which have not been paid thereto;

               (iii) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted; and

               (iv) the Optional Make Whole Payment, if any, required pursuant to Section 6(a).

               (iv) the Make Whole Payment, if any, required pursuant to
          Section 6(f)(iii).

          (o) If the Corporation shall fail for any reason to deliver to the holder any or all of the item(s) described in Section 6(n) above within 5 business days after the Conversion Date (such 5th business day, the "Delivery Date"), the Corporation shall, in addition to any other remedies under the Securities Purchase Agreement (as defined below) or otherwise available to such holder, including any indemnification under

     Section 8 of the Securities Purchase Agreement, pay as additional damages in cash to such holder on each day after the Delivery Date such item(s) are not delivered in an amount equal to one-half percent (0.5%) per month multiplied by the product of (i) the sum of the number of shares of Common Stock into which the Shares converted were converted and (ii) the Closing Sale Price (as defined in Section 6(d)(vi) of the Common Stock on the Delivery Date. The "Securities Purchase Agreement" means that certain Securities Purchase Agreement, dated as of March 12, 2002, among the Corporation, Robertson Stephens, Inc. and the initial purchasers of the Series A Preferred Stock as such agreement may be amended, supplemented and modified from time to time.

          Section 7. Voting. Except as otherwise expressly provided herein or as required by law, the holder of each Share shall be entitled to vote on all matters as shall be submitted to a vote of the holders of the Common Stock and shall be entitled to such number of votes as is equal to the largest number of full shares of Common Stock into which such holder's Shares are then convertible. Except as required by law or otherwise expressly provided herein, the Series A Preferred Stock and the Common Stock and shares of all other classes or series of stock entitled to vote with the Common Stock shall be voted together as a single class and not as separate classes.

          Section 8. Restrictions and Limitations. (a) Except as otherwise required by law, so long as any Share is outstanding, the vote or written consent by the holders of at least a majority of the outstanding Shares, voting or consenting as a separate class, shall be required for the Corporation to:

               (i) authorize or issue any other class or series of Preferred Stock ranking senior to the Series A Preferred Stock as to the priority of payment of amounts distributable upon dissolution, liquidation or winding up of the Corporation, or increase the number of authorized shares of Series A Preferred Stock. Nothing herein shall prevent the Corporation from (A) authorizing or issuing a new or existing series of Preferred Stock that ranks junior to or pari passu with the Series A Preferred Stock as to the priority of payment of amounts distributable upon dissolution, liquidation or winding up of the Corporation or (B) from issuing shares of Series A Preferred Stock pursuant to the Securities Purchase Agreement; or

               (ii) pay or declare any dividend or distribution on any shares of Common Stock or of any security ranking junior to the Series A Preferred Stock as to payment of dividends other than a distribution or other payment made upon dissolution, liquidation or winding up of the Corporation in accordance with the provisions of Section 4 hereof and other than dividends payable solely in shares of Common Stock; or

               (iii) reclassify any Common Stock or other class or series of capital stock of the Corporation into shares having any preference or priority, or ranking senior to the Series A Preferred Stock, as to the payment of amounts distributable upon dissolution, liquidation or winding up of the Corporation.

          (b) Except as otherwise required by law, so long as any Share is outstanding, the vote or written consent by holders of two-thirds of the outstanding Shares, voting or consenting as a separate class, shall be required for the Corporation to amend or repeal (by merger, consolidation or otherwise) any provision of, or add any provision to, the Corporation's Certificate of Incorporation, including this Certificate of Designations, in a manner which would adversely affect the preferences, special rights or other powers of the Series A Preferred Stock; provided, however, that the vote or written consent of holders of all the outstanding Shares, voting or consenting as a separate class, shall be required for the Corporation to amend or repeal (by merger, consolidation or otherwise) any provision of the Corporation's Certificate of Incorporation, including this Certificate of Designations, with respect to the Dividend Rate, Liquidation Preference, Redemption Price, Scheduled Redemption Date, Conversion Price or Make Whole Payment in a manner which would adversely affect the preferences, special rights or other powers of the Series A Preferred Stock set forth in such provisions, or reduce the aforesaid percentage of outstanding Shares, the holders of which are required to consent to any amendment or repeal of the Corporation's Certificate of Incorporation.

          (c) The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

     IN WITNESS WHEREOF, Manufacturers' Services Limited has caused this Certificate of Designations to be duly executed on March 14, 2002.

                                        MANUFACTURERS' SERVICES LIMITED

                                        By: /s/ Albert A. Notini
                                           ------------------------------------
                                           Name:  Albert A. Notini
                                                -------------------------------
                                           Title: Chief Financial Officer and
                                                 ------------------------------
                                                  Executive Vice President
                                                 ------------------------------